Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 29, 2012, relating to the financial statements of Louisiana-Pacific Corporation and subsidiaries, and the effectiveness of Louisiana-Pacific Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Louisiana-Pacific Corporation for the year ended December 31, 2011, and to the reference to us under the headings “Selected Financial Data” and “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Nashville, Tennessee

June 29, 2012